File No. 333-14931
                                           Rule 424(b)(3)

                     THE PANDA PROJECT, INC.

                    Supplement to Prospectus

                        January 12, 1999



The Prospectus of the Panda Project, Inc. (the "Company") dated January 22, 1997 relating to 2,927,849 shares of Common Stock of the Company is hereby amended as follows:

The first sentence of the fifth paragraph under "Plan of Distribution" is deleted in its entirety and the following is inserted in lieu thereof:
"The public offering of the Shares by the Selling Securityholders will terminate on the earlier of (a) three years from the date of this Prospectus, or (b) the date on which all Shares have been sold by the Selling Securityholders.